Exhibit 99(a)

December 4, 2003

Board of Directors

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Initially Filed Registration Statement on
Form S-4 of Bank of America Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 27, 2003, with respect to the fairness from a financial point of view to Bank of America Corporation (the “Company”) of the exchange ratio of 0.5553 of a share of common stock, par value $0.01 per share, of the Company to be issued in respect of each share of common stock, par value $0.01 per share, of FleetBoston Financial Corporation (“FleetBoston”) pursuant to the Agreement and Plan of Merger, dated as of October 27, 2003, between the Company and FleetBoston.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary,” “The Merger—Background of the Merger,” “The Merger—Bank of America’s Reasons for the Merger; Recommendation of the Merger by the Bank of America Board of Directors,” “The Merger—Analyses of Financial Advisors” and “The Merger—Opinion of Bank of America’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)